Exhibit 99.1

Corporate Communications Department

NEWS Release

Textron Reports Second Quarter 2020 Results

•	Cash flow from operations of $245 million
•	Bell revenue up 7% from prior year, operating margin of 14.4%
•	Textron Systems revenue up 6% from prior year, operating margin of 11.3%
•	Restarted manufacturing operations at Aviation and Industrial segments

Providence, Rhode Island – July 30, 2020 – Textron Inc. (NYSE: TXT) today reported second quarter 2020 net loss of $0.40 per share, compared to income of $0.93 per share in the second quarter of 2019. Adjusted net income, a non-GAAP measure, was $0.13 per share for the second quarter of 2020. Adjusted net income excludes $78 million of pre-tax special charges ($0.29 per share, after-tax) related to the restructuring plan announced in June and a non-cash inventory valuation charge of $55 million ($0.24 per share, after-tax) as we ceased manufacturing at our TRU Simulation + Training Montreal facility.

“Our defense businesses performed extremely well with both revenue growth and strong operating performance in the quarter, while our commercial businesses worked diligently to reduce costs and mitigate the impacts of temporary plant closures,” said Textron Chairman and CEO Scott C. Donnelly. “The outstanding efforts of our teams in response to the challenging conditions arising from the pandemic drove strong cash performance and positive adjusted earnings in the quarter.”

Cash Flow

Net cash provided by operating activities of the manufacturing group for the second quarter totaled $245 million, compared to $163 million in last year’s second quarter. Manufacturing cash flow before pension contributions, a non-GAAP measure, totaled $215 million, compared to $102 million last year.

Second Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation of $747 million were down $376 million from the second quarter of 2019, primarily due to lower Citation jet volume of $178 million, reflecting a decline in demand related to the pandemic and to a lesser extent, delays in the acceptance of aircraft related to COVID-19 travel restrictions, and lower aftermarket volume of $120 million, reflecting lower aircraft utilization.

Textron Aviation delivered 23 jets, down from 46 last year, and 15 commercial turboprops, down from 34 last year.

Segment loss was $66 million in the second quarter, down from $105 million of profit last year, primarily due to the lower volume and mix and an unfavorable impact of $27 million from performance. Performance includes $53 million of idle facility costs recognized in the second quarter of 2020.

Textron Aviation backlog at the end of the second quarter was $1.4 billion.

Bell

Bell revenues were $822 million, up $51 million or 7% from last year, primarily on higher military volume, partially offset by lower commercial volume.

Bell delivered 27 commercial helicopters in the quarter, down from 53 last year.

Segment profit of $118 million was up $15 million, largely on higher military volume, partially offset by an unfavorable impact from performance.

Bell backlog at the end of the second quarter was $5.8 billion.

Textron Systems

Revenues at Textron Systems were $326 million, up $18 million or 6% from last year, primarily due to higher volume in our Unmanned Systems product line, partially offset by lower volume in the Marine and Land Systems product line.

Segment profit of $37 million was down $12 million from last year, primarily due to an unfavorable impact from performance, which included an $18 million gain related to our contribution of assets to a training business formed with FlightSafety International during last year’s second quarter.

Textron Systems’ backlog at the end of the second quarter was $1.9 billion.

Industrial

Industrial revenues of $562 million were down $447 million from last year, $321 million at Fuel Systems and Functional Components and $126 million at Textron Specialized Vehicles, primarily due to temporary manufacturing facility closures.

Segment loss was $11 million, down from $76 million of profit in the second quarter of 2019, primarily related to lower volume and mix, partially offset by favorable performance which included the impact of cost reduction activities. Industrial also recognized approximately $8 million of idle facility costs in the second quarter of 2020.

Finance

Finance segment revenues were down $1 million, and profit was down $2 million to last year’s second quarter.

Conference Call Information

Textron will host its conference call today, July 30, 2020 at 8:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (844) 721-7241 in the U.S. or (409) 207-6955 outside of the U.S.; Access Code: 4252363.

In addition, the call will be recorded and available for playback beginning at 11:00 a.m. (Eastern) on Thursday, July 30, 2020 by dialing (402) 970-0847; Access Code: 8848311.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or, operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections; the impact of changes in tax legislation; and risks and uncertainties related to the impact of the COVID-19 pandemic on our business and operations.

Investor Contacts:

Eric Salander – 401-457-2288

Cameron Vollmuth – 401-457-2288

Media Contact:

David Sylvestre – 401-457-2362

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income (Loss)
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
REVENUES
MANUFACTURING:
Textron Aviation	$747	$1,123	$1,619	$2,257
Bell	822	771	1,645	1,510
Textron Systems	326	308	654	615
Industrial	562	1,009	1,302	1,921
	2,457	3,211	5,220	6,303

FINANCE	15	16	29	33
Total Revenues	$2,472	$3,227	$5,249	$6,336

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$(66)	$105	$(63)	$211
Bell	118	103	233	207
Textron Systems	37	49	63	77
Industrial	(11)	76	(2)	126
	78	333	231	621

FINANCE	4	6	7	12
Segment Profit	82	339	238	633

Corporate expenses and other, net	(30)	(24)	(44)	(71)
Interest expense, net for Manufacturing group	(37)	(36)	(71)	(71)
Special charges (a)	(78)	-	(117)	-
Inventory charge (b)	(55)	-	(55)	-
Income (loss) before income taxes	(118)	279	(49)	491
Income tax (expense) benefit	26	(62)	7	(95)
Net Income (Loss)	$(92)	$217	$(42)	$396

Earnings (Loss) Per Share	$(0.40)	$0.93	$(0.18)	$1.69

Diluted average shares outstanding (c)	228,247,000	233,545,000	228,279,000	234,993,000

Net Income (Loss) and Diluted Earnings (Loss) Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended July 4, 2020		Six Months Ended July 4, 2020
		Diluted EPS		Diluted EPS
Net Income (Loss) - GAAP	$(92)	$(0.40)	$(42)	$(0.18)
Add: Special charges, net of taxes	67	0.29	97	0.42
Inventory charge, net of taxes	55	0.24	55	0.24
Adjusted Net Income - Non-GAAP (d)	$30	$0.13	$110	$0.48

(a)	In June 2020, we initiated a restructuring plan to reduce operating expenses through headcount reductions, facility consolidations and other actions in response to the economic challenges and uncertainty resulting from the COVID-19 pandemic. The restructuring plan primarily impacts the TRU Simulation + Training (TRU) business within the Textron Systems segment, the Textron Aviation segment and the Textron Specialized Vehicles business within the Industrial segment. In connection with this plan, special charges includes severance and related costs of $51 million, asset impairment charges of $15 million and contract termination and other facility closing costs of $12 million for both the three and six months ended July 4, 2020. Special charges for the six months ended July 4, 2020 also includes the impairment of indefinite-lived trade name intangible assets totaling $32 million in the Textron Aviation segment and $7 million in the Industrial segment resulting from changes in valuation assumptions related to the economic and business disruptions caused by the pandemic.

(b)	In connection with the restructuring plan initiated in the second quarter of 2020, we ceased manufacturing at TRU's facility in Montreal, Canada, resulting in the production suspension of our commercial air transport simulators. As a result of this action and current market conditions, we recorded a $55 million charge to write-down the related inventory to its net realizable value.

(c)	For the three and six months ended July 4, 2020, the diluted average shares used to calculated EPS on a GAAP basis excludes potential common shares (stock options and restricted stock units), due to their antidilutive effect resulting from the net loss. For the three and six months ended June 29, 2019, fully dilutive shares were used to calculate EPS.

(d)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures as defined in "Non-GAAP Financial Measures" attached to this release.

 Textron Inc.

 Condensed Consolidated Balance Sheets

 (In millions)

 (Unaudited)

	July 4, 2020	January 4, 2020
Assets
Cash and equivalents	$2,176	$1,181
Accounts receivable, net	764	921
Inventories	4,262	4,069
Other current assets	863	894
Net property, plant and equipment	2,446	2,527
Goodwill	2,153	2,150
Other assets	1,857	2,312
Finance group assets	950	964
Total Assets	$15,471	$15,018

Liabilities and Shareholders' Equity
Short-term debt and current portion of long-term debt	$1,107	$561
Accounts payable	982	1,378
Other current liabilities	1,983	1,907
Other liabilities	2,128	2,288
Long-term debt	2,955	2,563
Finance group liabilities	789	803
Total Liabilities	9,944	9,500

Total Shareholders' Equity	5,527	5,518
Total Liabilities and Shareholders' Equity	$15,471	$15,018

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(95)	$212	$(47)	$387
Depreciation and amortization	97	99	186	199
Deferred income taxes and income taxes receivable/payable	(49)	37	(40)	43
Pension, net	(3)	(15)	(8)	(29)
Changes in assets and liabilities:
Accounts receivable, net	110	69	157	36
Inventories	124	(291)	(244)	(532)
Accounts payable	(351)	85	(400)	132
Dividends received from Finance group	-	-	-	50
Other, net	412	(33)	248	(319)
Net cash from operating activities	245	163	(148)	(33)
Cash Flows from Investing Activities:
Capital expenditures	(46)	(76)	(96)	(135)
Net proceeds from corporate-owned life insurance policies	15	2	17	4
Other investing activities, net	2	3	(6)	4
Net cash from investing activities	(29)	(71)	(85)	(127)
Cash Flows from Financing Activities:
Increase (decrease) in short-term debt	(104)	(100)	499	-
Proceeds from long-term debt	(1)	297	642	297
Net borrowings against corporate-owned insurance policies	(15)	-	362	-
Principal payments on long-term debt and nonrecourse debt	(187)	(1)	(194)	(1)
Purchases of Textron common stock	-	(159)	(54)	(361)
Dividends paid	(4)	(4)	(9)	(9)
Other financing activities, net	1	10	(8)	19
Net cash from financing activities	(310)	43	1,238	(55)
Total cash flows from continuing operations	(94)	135	1,005	(215)
Total cash flows from discontinued operations	1	(1)	-	(1)
Effect of exchange rate changes on cash and equivalents	6	(5)	(10)	4
Net Change in Cash and Equivalents	(87)	129	995	(212)
Cash and Equivalents at Beginning of Period	2,263	646	1,181	987
Cash and Equivalents at End of Period	$2,176	$775	$2,176	$775

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliation:

	Three Months Ended		Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2020	2019	2020	2019
Net Cash from Operating Activities - GAAP	$245	$163	$(148)	$(33)
Less: Capital expenditures	(46)	(76)	(96)	(135)
Dividends received from TFC	-	-	-	(50)
Plus: Total pension contributions	12	12	24	25
Proceeds from the sale of property, plant and equipment	4	3	5	4
Manufacturing Cash Flow Before Pension Contributions - Non-GAAP (a)	$215	$102	$(215)	$(189)

(a) Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in "Non-GAAP Financial Measures" attached to this release.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 4,	June 29,	July 4,	June 29,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$(92)	$217	$(42)	$396
Depreciation and amortization	98	100	188	202
Deferred income taxes and income taxes receivable/payable	(48)	38	(38)	46
Pension, net	(3)	(15)	(8)	(29)
Changes in assets and liabilities:
Accounts receivable, net	110	69	157	36
Inventories	124	(290)	(244)	(505)
Accounts payable	(351)	85	(400)	132
Captive finance receivables, net	(14)	(18)	(14)	(19)
Other, net	418	(30)	249	(319)
Net cash from operating activities	242	156	(152)	(60)
Cash Flows from Investing Activities:
Capital expenditures	(46)	(76)	(96)	(135)
Finance receivables repaid	7	8	20	20
Net proceeds from corporate-owned life insurance policies	15	2	17	4
Other investing activities, net	3	4	(5)	7
Net cash from investing activities	(21)	(62)	(64)	(104)
Cash Flows from Financing Activities:
Increase (decrease) in short-term debt	(104)	(100)	499	-
Proceeds from long-term debt	(1)	297	642	297
Net borrowings against corporate-owned insurance policies	(15)	-	362	-
Principal payments on long-term debt and nonrecourse debt	(205)	(16)	(229)	(35)
Purchases of Textron common stock	-	(159)	(54)	(361)
Dividends paid	(4)	(4)	(9)	(9)
Other financing activities, net	1	9	4	19
Net cash from financing activities	(328)	27	1,215	(89)
Total cash flows from continuing operations	(107)	121	999	(253)
Total cash flows from discontinued operations	1	(1)	-	(1)
Effect of exchange rate changes on cash and equivalents	6	(5)	(10)	4
Net Change in Cash and Equivalents	(100)	115	989	(250)
Cash and Equivalents at Beginning of Period	2,446	742	1,357	1,107
Cash and Equivalents at End of Period	$2,346	$857	$2,346	$857

TEXTRON INC.

Non-GAAP Financial Measures

(Dollars in millions, except per share amounts)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures. Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly-filed reports in the entirety and not to rely on any single financial measure. We utilize the following definition for the non-GAAP financial measure included in this release:

Adjusted Net Income (Loss) and Adjusted Diluted Earnings Per Share

Adjusted net income (loss) and adjusted diluted earnings per share both exclude Special charges, net of taxes and an Inventory charge, net of taxes, related to the restructuring plan initiated in the second quarter of 2020. We consider items recorded in Special charges such as enterprise-wide restructuring, certain asset impairment charges and acquisition-related restructuring, integration and transaction costs, to be of a non-recurring nature that is not indicative of ongoing operations. For the second quarter of 2020, the inventory charge is also excluded as it relates to the write-down of inventory in connection with an action taken under the restructuring plan at our TRU Simulation + Training (TRU) business. Due to the substantial decline in demand and order cancellations for flight simulators resulting from the impact of the pandemic on the commercial air transportation business, we ceased manufacturing at TRU’s facility in Montreal, Canada, resulting in the production suspension of its commercial air transport simulators. As a result of this action and current market conditions, the related inventory was written-down to its net realizable value.

Manufacturing Cash Flow Before Pension Contributions

Manufacturing cash flow before pension contributions adjusts net cash from operating activities (GAAP) for the following:

•	Deducts capital expenditures and includes proceeds from the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;
•	Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;
•	Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.

While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

Net Income (Loss) and Diluted Earnings (Loss) Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended July 4, 2020		Six Months Ended July 4, 2020
		Diluted EPS		Diluted EPS
Net Income (Loss) - GAAP	$(92)	$(0.40)	$(42)	$(0.18)
Special charges, net of income taxes	67	0.29	97	0.42
Inventory charge, net of income taxes	55	0.24	55	0.24
Adjusted Net Income - Non-GAAP	$30	$0.13	$110	$0.48

Manufacturing Cash Flow Before Pension Contributions GAAP to Non-GAAP Reconciliation:

	Three Months Ended		Six Months Ended
	July 4, 2020	June 29, 2019	July 4, 2020	June 29, 2019
Net Cash from Operating Activities - GAAP	$245	$163	$(148)	$(33)
Less: Capital expenditures	(46)	(76)	(96)	(135)
Dividends received from TFC	-	-	-	(50)
Plus: Total pension contributions	12	12	24	25
Proceeds from the sale of property, plant and equipment	4	3	5	4
Manufacturing Cash Flow Before Pension Contributions - Non-GAAP	$215	$102	$(215)	$(189)